As filed with the Securities and Exchange Commission on August 5, 2016.

Registration No.  333-209711

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PIPER JAFFRAY COMPANIES

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	30-0168701 (I.R.S. Employer Identification No.)

800 Nicollet Mall, Suite 1000 Minneapolis, Minnesota (Address of Principal Executive Offices)	55402 (Zip Code)

PIPER JAFFRAY COMPANIES
 2016 EMPLOYMENT INDUCEMENT AWARD PLAN

(Full title of the plan)

John W. Geelan

General Counsel and Secretary

Piper Jaffray Companies

800 Nicollet Mall, Suite 1000

Minneapolis, Minnesota  55402

(Name and address of agent for service)

(612) 303-6000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 (File No. 333-209711) (the “Registration Statement”) filed by Piper Jaffray Companies (the “Company”) with the Securities and Exchange Commission on February 25, 2016. The Registration Statement registered an aggregate of 400,000 shares of the Company’s common stock, $.01 par value per share (“Common Stock”), to be issued pursuant to the Company’s 2016 Employment Inducement Award Plan (the “Inducement Plan”).

The Company terminated the Inducement Plan as to future grants on August 5, 2016. This Post-Effective Amendment No. 1 to the Registration Statement hereby deregisters 113,224 shares of Common Stock of the Company that were previously registered pursuant to the Registration Statement and were available for grant under the Inducement Plan.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such Common Stock.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on August 5, 2016.

PIPER JAFFRAY COMPANIES

By	/s/ John W. Geelan
Name: John W. Geelan
Title: General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.